Exhibit 99.1

Avnet Names Jo Ann Jenkins to its Board of Directors

PHOENIX – August 28, 2018 – Avnet (Nasdaq:  AVT), a leading global technology solutions provider,  today announced that Jo Ann Jenkins has been appointed to the company's board of directors. She will also serve on the audit and corporate governance committees.

Jenkins is currently CEO of AARP, the world’s largest non-profit, non-partisan member organization. She joined AARP in June 2010 and has been leading it as CEO since September 2014.

“As a nationally recognized leader with  a solid track record of growth and innovation at some of the nation’s largest public and nonprofit organizations, Jo Ann is a great addition to our board,” said William H. Schumann III, chairman of the board of Avnet, Inc. “Jo Ann’s deep knowledge and wealth of management experience combined with her reputation as an innovative and dynamic agent of change aligns well with Avnet’s transformational journey and growth strategies.”

Prior to joining AARP,  Jenkins served as chief operating officer for the Library of Congress. She began her career with the U.S. Department of Housing and Urban Development, later moving to the U.S. Department of Transportation and U.S. Department of Agriculture in a variety of leadership roles with increasing responsibility. In addition to her public service, she served in several private consulting firms, advising major corporations regarding development and implementation of diversity and organizational strategies.

“I am excited to be joining the Avnet board of directors,” said Jenkins. “I’m passionate about innovation and I look forward to the opportunity to build upon Avnet’s successful transformation strategy and support its continued growth.”

Jenkins holds a Bachelor of Science degree from Spring Hill College in Mobile, Ala., graduated from the Stanford Graduate School of Business Executive Program, and also holds honorary Doctorate of Humane Letters from Spring Hill College and Washington College.

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About Avnet

From idea to design and from prototype to production, Avnet supports customers at each stage of a product’s lifecycle. A comprehensive portfolio of design and supply chain services makes Avnet the go-to guide for innovators who set the pace for technological change. For nearly a century, Avnet has helped its customers and suppliers around the world realize the transformative possibilities of technology. Learn more about Avnet at www.avnet.com. (AVT_IR)

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